Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Delcath Systems, Inc. and Subsidiaries on Form S-1 of our report dated June 14, 2019 (except for the reverse stock split described in Note 2 and Note 15, as to which the date is December 30, 2019), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Delcath Systems, Inc. and Subsidiaries as of December 31, 2018 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 30, 2019